EXHIBIT 99.1
T-Mobile USA Reports First Quarter 2013 Results

Branded Customer Growth and Strong Adjusted EBITDA Margin - Successful Introduction of the Un-carrier Promise

First Quarter 2013 T-Mobile USA Highlights Include:

•	Successful Un-Carrier, iPhone and 4G LTE launches announced on March 26th to further enable growth

•	Branded customer net additions of 3,000, first branded customer growth since first quarter 2009

◦	Branded postpaid net losses of 199,000, a 61% year-over-year improvement

◦	Branded prepaid net additions of 202,000, the seventh consecutive quarter of prepaid growth

◦	Total customer net additions of 579,000

•	Branded postpaid churn 1.9%, the lowest since second quarter 2008

•	Adjusted EBITDA of $1.2 billion and strong adjusted EBITDA margin of 29%

BELLEVUE, Wash. - May 8, 2013 - T-Mobile US, Inc. (NYSE: TMUS), the combined company resulting from the recently-completed combination of MetroPCS Communications, Inc. (MetroPCS) and T-Mobile USA, Inc. (T-Mobile USA or the Company) today reported first quarter 2013 results for T-Mobile USA, demonstrating significant, positive customer momentum throughout the quarter and the first positive branded customer growth in four years. T-Mobile USA reported 3,000 branded net customer additions for the quarter, resulting from a 61% year-over-year improvement in branded postpaid net customer losses due primarily to improved branded postpaid churn performance, combined with branded prepaid customer growth.
On March 26, 2013, T-Mobile USA launched the Un-carrier value proposition by introducing our radically simplified “Simple Choice” service plan and providing customers with the lowest out-of-pocket costs on some of the most popular devices available in the US wireless industry. On April 12, 2013, T-Mobile USA began selling the iPhone at all Company-owned stores in combination with the new Simple Choice service plan. To date the Company has sold approximately 500,000 iPhone5's to new and existing customers. On April 30, we completed the combination of T-Mobile USA and MetroPCS, at which time the combined company's name was changed to T-Mobile US, Inc. (T-Mobile), and on May 1, 2013, T-Mobile's stock commenced trading under the new ticker symbol “TMUS” on the New York Stock Exchange.
T-Mobile USA's capital expenditures for the first quarter of 2013 were $1.1 billion, in support of an accelerating network modernization program on pace to achieve 200 million covered pops with 4G LTE by the end of 2013. As of the end of the first quarter of 2013, the Company had launched 4G LTE in seven major metropolitan areas and modernized approximately 16,000 sites with HSPA+ on 1900 MHz spectrum.
“Our first quarter operating metrics and financial results are showing positive impact from the changes we began making in the fourth quarter. Branded customer net additions turned positive for the first time since the first quarter of 2009 and our postpaid business has demonstrated significant improvement,” said John Legere, President & CEO of T-Mobile. “We ended the quarter with strong operational momentum, which is continuing into the second quarter, driven by the successful launch of our Un-carrier “Simple Choice” service plan and the introduction of the iPhone into

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

our device line up. Things only get more exciting from here, having brought T-Mobile USA and MetroPCS together to create the wireless industry's value leader and premier challenger.”
Financial and Operational Highlights
Adjusted EBITDA for T-Mobile USA increased by 12.4% to $1.2 billion when compared to the fourth quarter of 2012; however on a year-over-year basis adjusted EBITDA decreased by 7.5% primarily due to service revenue declines. First quarter 2013 adjusted EBITDA margins of 29% were unchanged from the first quarter of 2012 as operating cost reductions kept pace with year-over-year service revenue declines. Adjusted EBITDA margins improved sequentially by 4 percentage points from the fourth quarter of 2012 as a result of lower promotional expenditures versus the fourth quarter of 2012 and due to planned higher promotional expenditures in the second quarter of 2013 related to the iPhone and Un-carrier launches. The continued customer adoption of the Value and Simple Choice plans, which represented 36% of T-Mobile USA's branded postpaid customer base at the end of the first quarter of 2013, up from 30% as of December 31, 2012, contributed to service revenue declines in the quarter of 9.9% year-over-year and 3.0% sequentially. The decrease in service revenue was partially offset by increases in equipment revenue, resulting in total revenues declining 7.1% year-over-year. Branded postpaid ARPU decreased year-over-year by 6.3% to $54.07 partially reflecting increased adoption of Value Plans, while branded prepaid ARPU increased by 11.3% to $28.25 due to the continuing success of the Company's monthly prepaid plans.
T-Mobile USA ended the first quarter of 2013 with approximately 34 million customers, an increase of 579,000 customers from the fourth quarter of 2012. The Company grew its branded customer base, with 3,000 net customer additions, for the first time in over 15 quarters, and experienced strong growth in its wholesale business. Postpaid net customer losses of 199,000 were reduced by 61% from the 510,000 net customer losses in the first quarter of 2012 and the 515,000 net customer losses in the fourth quarter of 2012. Strong branded postpaid churn performance of 1.9% contributed to the significant decline in branded customer losses. Our network modernization and strong execution on customer retention contributed to the 60 basis point reduction in branded postpaid churn from the first quarter of 2012 rate of 2.50%. The first quarter of 2013 marked the seventh quarter of branded prepaid customer growth, with net customer additions of 202,000 during the quarter. Branded prepaid churn of 7% remained consistent sequentially.
Continued progress on execution of the Challenger Strategy
T-Mobile continues to make significant progress executing the five elements of its Challenger Strategy, the Company's playbook for challenging the industry status quo with a disruptive approach.
Amazing 4G services
T-Mobile USA announced the launch of its 4G LTE network in seven major metropolitan areas on March 26, 2013. The Company is making great progress with its 4G LTE rollout and expects to meet the goal of 100 million covered pops by mid-2013. We are also planning to deliver on the goal of 200 million covered pops by the end of 2013.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Deployment of HSPA+ on 1900 MHz spectrum already exceeds the mid 2013 target of 170 million covered pops, and is well on track for 200 million pops covered by the end of 2013.
Approximately 16,000 cell sites have been modernized under the Network Modernization program in less than 10 months. T-Mobile has total coverage of more than 300 million pops (including roaming) and 4G coverage of 228 million pops (HSPA+ 42 and 21 Mbps).
Value leader
On March 26, 2013, T-Mobile USA launched the Un-carrier value proposition by introducing: the radically simple, all unlimited “Simple Choice” service plan, eliminating annual service contracts, and offering customers the lowest out-of-pocket cost on some of the most popular devices available in the US wireless industry. The company also announced it would begin selling the iPhone at all Company owned stores on April 12th.
As of the end of the first quarter of 2013 Value and Simple Choice plans comprised 36% of the Company's branded postpaid base, up from 30% at the end of the fourth quarter of 2012. During the first quarter of 2013 the Company continued to make significant progress with its BYOD (Bring Your Own Device) program, adding approximately 100,000 previously owned iPhones to T-Mobile USA's network per month.
Trusted brand
First quarter 2013 branded postpaid churn was 1.9%, the lowest level since the second quarter of 2008. This is a result of a multi-year churn and retention program, focused on addressing root causes of churn and dissatisfaction through policy and operational changes across all customer touch-points and interfaces.
The March 26, 2013 launch of the Un-carrier value proposition, the “Simple Choice” service plan and the iPhone were accompanied by a new brand advertising campaign - focused on differentiating T-Mobile from competitors and driving customer interest in T-Mobile.
Multi-segment player
The Company increased the number of customers served through its Mobile Virtual Network Operator (MVNO) partnerships by 376,000 during the quarter, an almost two-fold increase from the same period in 2012.
Business-to-Business (B2B) continues to demonstrate momentum in the first quarter. Overall, the number of B2B customers (Corporate, Government, and Individual Liable subscribers) grew by 7% year-over-year to 6.7 million. As part of our increased emphasis in development of T-Mobile business customers, Drew Kelton joined T-Mobile as the Executive Vice President of B2B. Previously, Drew was President of the Bharti Airtel Business in India.
The combination of T-Mobile USA and MetroPCS closed on April 30, 2013, adding another flagship brand to the T-Mobile portfolio. We anticipate this will accelerate our multi-segment growth and increase our ability to serve the full breadth of the wireless market.
Challenger Business Model

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile is continuously looking for opportunities to reduce overhead and other operational costs. T-Mobile continues to re-evaluate the Company's cost structure and eliminate initiatives which do not fit with the Un-carrier value proposition and business model - implementing a set of changes which are targeted to deliver more than $1 billion in gross cost savings for fiscal 2013. These cost savings, which are largely reinvested in driving customer growth and experience, are an essential element to successful execution.

MetroPCS Combination
Following a successful regulatory review process and approval by MetroPCS' shareholders, the combination of T-Mobile USA and MetroPCS closed on April 30, 2013, adding in another flagship brand to the T-Mobile portfolio. Together, T-Mobile USA and MetroPCS will create the U.S. wireless industry's value leader. The stock of the combined company, T-Mobile US, Inc., trades on the New York Stock Exchange under the new ticker symbol “TMUS”. T-Mobile frontline employees and executives recently celebrated the listing of TMUS by ringing the opening bell at the New York Stock Exchange on May 1, 2013.

Quarterly Financial Results
For more details on T-Mobile USA's first quarter 2013 financial results including our “Investor Quarterly” and detailed financial tables including the required non-GAAP reconciliations, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile's (incl. T-Mobile USA's) plans, outlook, beliefs, opinions, projections, and expectations are forward-looking statements. Generally, forward-looking statements may be identified by words such as “anticipate,”“expect,”“suggests,”“plan,”“believe,”“intend,”“estimates,”“targets,”“views,”“may,”“will,”“forecast,” and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include risks discussed in our filings with the Securities and Exchange Commission, including those described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2013.You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:                                Investor Relations Contact:
Media Relations                                Nils Paellmann
T-Mobile US, Inc.                            T-Mobile US, Inc.
425-383-4002                                212-424-2959
mediarelations@t-mobile.com                        investor.relations@t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-MOBILE USA
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income as follows:

(dollars in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Calculation of Adjusted EBITDA:
Net income	200	207	(7,735)	(8)	107
Adjustments:
Interest expense to affiliates	171	151	165	174	178
Interest expense	—	—	—	—	51
Interest income	(15)	(18)	(20)	(24)	(35)
Other (income) expense, net	16	(23)	(15)	27	6
Income tax expense	125	135	12	78	72
Operating income	497	452	(7,593)	247	379
Depreciation and amortization	747	819	825	796	755
MetroPCS transaction related costs	—	—	—	7	13
Restructuring costs	6	48	36	(5)	31
Impairment Charges	—	—	8,134	—	—
Other, net (1)	24	19	(176)	3	—
Adjusted EBITDA	$1,274	$1,338	$1,226	$1,048	$1,178

(1)
Other, net for the year ended December 31, 2012 represents transaction related retention costs from the terminated AT&T acquisition of T-Mobile, gains/losses on intangible assets, and other material transactions. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Income and Comprehensive Income due to certain routine operating activities that are not excluded from Adjusted EBITDA.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

The following schedule reflects the Branded CPGA calculation and provides a reconciliation of cost of acquiring branded customers used for the Branded CPGA calculation to customer acquisition costs reporting on our condensed consolidated statements of income:

(dollars in millions, except gross customer additions and CPGA)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Calculation of Cost Per Branded Gross Addition (CPGA):
Customer acquisition expenses	$749	$751	$823	$963	$737
Add: Loss on equipment sales
Equipment sales	(535)	(435)	(554)	(718)	(606)
Cost of equipment sales	845	745	866	981	886
Total loss on equipment sales	310	310	312	263	280

Less: Loss on equipment sales related to customer retention	203	228	232	240	195
Loss on equipment sales related to customer acquisition	107	82	80	23	85
Cost of acquiring new branded customers	$856	$833	$903	$986	$822
Divided by: Gross branded customer additions (in thousands)	2,334	1,985	2,365	2,399	2,411
Branded CPGA	$367	$420	$382	$411	$341

The following schedule reflects the Branded CPU calculation and provides a reconciliation of the cost of serving customers used for the Branded CPU calculation to total network costs plus general and administrative costs reported on our condensed consolidated statements of income:

(dollars in millions, except average number of customers and CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Calculation of Cost Per Branded User (CPU):
Network costs	$1,196	$1,178	$1,141	$1,146	$1,109
Add: General and administrative expenses	970	871	840	829	769
Add: Loss on equipment sales related to customer retention	203	228	232	240	195
Total cost of serving customers	$2,369	$2,277	$2,213	$2,215	$2,073
Divided by: Average number of branded customers (in thousands)	27,038	26,736	26,517	26,234	26,053
Branded CPU	$29	$28	$28	$28	$26

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com